UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 26, 2015

CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-52891	20-8429087
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 26, 2015, Corporate Property Associates 17 — Global Incorporated (the “Company”) entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and a syndicate of other lenders (the “Credit Agreement”).  J.P. Morgan Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint lead arrangers and bookrunners.  The Credit Agreement provides for a $200,000,000 senior unsecured revolving credit facility (the “Revolving Credit Facility”) and a $50,000,000 delayed-draw term loan facility (collectively, the “Facilities”), with a maximum aggregate principal amount of $250,000,000 and an accordion feature of $250,000,000 subject to lender approval.  Loans under the Facilities will bear interest at applicable leverage-based rates set forth in the Credit Agreement.  The Facilities are scheduled to mature on August 26, 2018, which may be extended for two 12-month periods by the Company.  The Facilities will be used for the working capital needs of the Company and its subsidiaries, as well as for other general corporate purposes.

In March 2015, the Company’s board of directors (the “Board”) and the board of directors of the Company’s sponsor, W. P. Carey Inc. (“WPC”), approved unsecured loans from WPC to the Company of up to $75,000,000 in the aggregate, at a rate equal to the rate at which WPC was able to borrow funds under its senior credit facility (the “WPC Line of Credit”).  On August 26, 2015, the Company drew from the Revolving Credit Facility to repay its outstanding WPC Line of Credit balance of $25,000,000 in full, and the WPC Line of Credit was terminated.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that restrict the Company and its subsidiaries’ ability to, among other things, grant liens; incur additional indebtedness; make or hold investments; undertake fundamental changes, such as mergers or consolidations; dispose of assets; make certain restricted payments; change the nature of its business; and enter into certain transactions with affiliates.  The Credit Agreement also requires the Company to meet certain financial tests regarding, among other things, maximum leverage and secured debt; minimum equity value, fixed charge coverage ratio, unsecured interest coverage ratio and unencumbered asset value; and unsecured debt to unencumbered asset value.

The Credit Agreement contains customary events of default that include, among other things, defaults for non-payment, breach of certain covenants, inaccuracy of representations and warranties, cross-defaults on other material indebtedness, bankruptcy and insolvency, material judgments, change of control and failure to qualify as a real estate investment trust. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

The Company and its affiliates have engaged, and in the future may engage, in investment banking or other commercial dealings in the ordinary course of business with the lenders under the Credit Agreement.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of Exhibit

10.1

Credit Agreement, dated as of August 26, 2015, by and among Corporate Property Associates 17 — Global Incorporated, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; Bank of America, N.A., as Syndication Agent and L/C Issuer; the Other Lenders Party Hereto; J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners; and Regions Bank, as Documentation Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 17 - Global Incorporated

Date: August 28, 2015	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director